EXHIBIT 10.3.2

Execution Copy

Communications Consultants, Inc.
2300 Carillon Point
Kirkland, Washington 98033

December 17, 2002

XO Communications, Inc.
11111 Sunset Hills Road
Reston, Virginia 20910

Eagle River Investments, L.L.C.
2300 Carillon Point
Kirkland, Washington 98033

Ladies and Gentlemen:

     This letter is in reference to the Employment Agreement, dated December 15, 1997, among R. Gerard Salemme (“Employee”), Communications Consultants, Inc. (“Employer”) and Eagle River Investments, L.L.C., as guarantor (“Eagle River”), as amended by the Amendment to Employment Agreement dated December 17, 2002, among Employee, Employer and Eagle River (as amended, the “Employment Agreement”).

     1.     Retention of Employer and Employee. Each of XO Communications, Inc. (“XO”) and Eagle River acknowledge that they have retained Employer to provide regulatory and legislative affairs services.

     XO agrees and acknowledges that, during the term of this letter agreement, it shall appoint Employee as the Senior Vice President, Regulatory and Legislative Affairs of XO and certain of its subsidiaries and affiliates. Employee agrees and acknowledges that he shall have no right to participate in, and shall not be a participant of, the XO Communications, Inc. Employee Retention and Bonus Plan, notwithstanding anything to the contrary set forth in such plan.

     Employer agrees that, during the term of this letter agreement, unless Employer designates such other employee that is acceptable to XO and Eagle River in their discretion, it shall cause Employee to (a) devote substantially all of Employee’s business time, attention and energies to the performance of his duties and functions on behalf of XO and Eagle River (or their respective affiliates including ICO Global Communications (Holdings) Limited) and shall not be engaged in any other substantial business activity for gain, profit or other pecuniary advantage during the term of this letter agreement, and (b) Employee shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever which conflict with Employer’s obligations to XO and Eagle River . XO and Eagle River each agree that the allocation of Employee’s business time, attention and energies shall be as follows: 82% to XO (the “XO Allocation”); and 18% to Eagle River (the “Eagle River Allocation”).

     2.     Duties of XO. The parties acknowledge that Employee is designated as an employee under XO’s payroll system, and that XO shall makes the following payments to or on behalf of Employer and Employee:

(a)	all compensation due to Employee under the Employment Agreement;

(b)	all amounts due to applicable taxing authorities with respect to withholdings for taxes and social security and Medicare contributions, including any and all employer contribution amounts with respect thereto;

(c)	amounts with respect to travel and entertainment expenses incurred by Employee, subject and pursuant to XO’s standard policy applicable to all XO employees;

(d)	amounts with respect to employee benefit programs, pursuant to XO’s standard benefits package available to employees of XO, which Employer and Employee hereby agree and acknowledge satisfy in full all obligations of Employer to provide benefits to Employee under the Employment Agreement; and

(e)	rents, taxes and licenses and other business-related expenditures.

     3.     Reimbursement of Expenses. Eagle River agrees that, on an annual basis promptly upon receipt of an invoice from XO, it shall reimburse XO an amount equal to the Eagle River Allocation, multiplied by Employer’s Total Expenses for such applicable year. Eagle River further agrees that, upon the execution of this letter agreement, (a) it shall pay to XO to sum of $142,825, which represents Teledesic Corporation’s share of Employer’s expenses for 2001 (XO Invoice 104, dated September 13, 2002), and (b) it shall pay to XO the sum of $140,000, which represents an advance payment for Employer’s Total Expenses estimated for 2002.

     With respect to the applicable share of Employer’s Total Expenses of Eagle River for 2002, XO shall apply all applicable advance payments received by it against amounts due XO by Eagle River pursuant to the above provisions. XO shall invoice Eagle River for its share of Employer’s Total Expenses in excess of such advances and shall reimburse Eagle River for the amounts of such advances that exceed its share of Employer’s Total Expenses.

     For purposes of this letter agreement, Employer’s Total Expenses shall mean the total deductions of Employer as set forth on Form 1120, U.S. Corporation Income Tax Return, for Employer, as adjusted to take into account all amounts set forth on Schedule M-1 thereof, if any. Without limiting the foregoing, Total Expenses shall include all amounts paid by XO as specified in Section 2.

     4.     Term. The term of this letter agreement shall commence as of the date set forth above and shall expire on the earlier of the termination of the Employment Agreement in accordance with its terms or November 1, 2003; provided, however, the obligations of the parties under Section 3 above shall survive until satisfied in full.

     5.     Entire Agreement. This letter agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto. The terms of this letter agreement shall not be amended, modified or supplemented without the prior written consent of each party hereto.

     6.     Severability. If any term, covenant, condition or provision of this letter agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

     7.     Governing Law. This letter agreement is made and shall be construed and performed under the laws of the State of Washington.

     8.     Waiver of Agreement. The waiver of a breach of any provision of this letter agreement by a party hereto shall not operate or be construed as a waiver by such party of any subsequent breach by the other party.

     9     Captions. The captions and headings of the paragraphs of this letter agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

     10.     Assignment and Successors. The rights and obligations of each party under this letter agreement shall inure to the benefit of and be binding upon the successors and assigns of such party.

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     Please indicate your agreement and acknowledgement with the terms of this letter agreement by signing below.

Yours very truly,

Communications Consultants, Inc.

By /s/ R. Gerard Salemme Its President

Agreed and acknowledged as of the date first set forth above:

XO Communications, Inc.

By /s/ Daniel F. Akerson Its Chief Executive Officer

Eagle River Investments, L.L.C

By /s/ Mary L. Pund Its Vice President

/s/ R. Gerard Salemme R. Gerard Salemme